Exhibit 99.1

STERLING
Financial Corporation
111 North Wall Street
Spokane, WA 99201-0696
Sterling Financial Corporation to Participate in
FDIC’s Transaction Account Guarantee Program
Full Depository Insurance for Non-Interest Bearing Transaction Accounts
SPOKANE, Wash. — November 4, 2008 — Sterling Financial Corporation (NASDAQ:STSA), a leading community bank in the western region, today announced that it will participate in the Federal Deposit Insurance Corporation’s (FDIC’s) voluntary expanded insurance program, which provides, without charge to depositors, full guarantee on all non-interest bearing transaction accounts held by any depositor, regardless of dollar amount, through December 31, 2009.
“The FDIC’s effort to increase insurance coverage for non-interest bearing transaction accounts, generally held by businesses, is very positive. This move should help increase business, public institution and consumer confidence in our financial system,” said Harold B. Gilkey, chairman and chief executive officer. “With this increased insurance, Sterling is able to provide business, individual and public checking accounts with the same high level of protection offered by larger financial institutions,” Mr. Gilkey added.
On October 14, 2008, the FDIC announced the Transaction Account Guarantee Program as part of the Temporary Liquidity Guarantee Program. The FDIC expects the program to enhance confidence in the safety and soundness of non-interest bearing transaction accounts generally held by businesses for the purposes of payroll processing and other payment processing functions. Coverage under the new program, funded through insurance premiums paid by participating financial institutions, is in addition to the coverage announced under the Emergency Economic Stabilization Act of 2008. That Act temporarily raised the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor. The increased coverage provisions under both the Transaction Account Guarantee Program and the Emergency Economic Stabilization Act of 2008 are currently scheduled to expire on December 31, 2009.
The Temporary Liquidity Guarantee Program also provides for the guarantee of newly issued senior unsecured debt of eligible financial institutions. The Debt Guarantee Program, funded through insurance premiums on newly issued debt, is intended to increase liquidity by helping eligible institutions to replace existing debt that is scheduled to mature on or before June 30, 2009. Sterling also expects to participate in this provision of the Temporary Liquidity Guarantee Program.
About Sterling Financial Corporation
Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of September 30,

STSA to Participate in Transaction Guarantee Program
November 4, 2008

2008, Sterling Financial Corporation had assets of $12.62 billion and operated more than 175 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Investor Contact:	Media Contact:
Sterling Financial Corporation	Sterling Savings Bank
Daniel G. Byrne	Jennifer Lutz
EVP, Chief Financial Officer	PR Administrator
509-458-3711	509-368-2032
Sterling Financial Corporation
Deborah L. Wardwell, CFA
VP, Investor Relations Director
509-354-8165
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